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EX-99.1  2001 FINANCIAL MODEL ESTIMATES

                                                                    Exhibit 99.1

2001 Financial Model Estimates
------------------------------

     This document is intended to provide information and estimates to permit preparation of models of Tom Brown, Inc. ("Tom Brown" or the "Company") for 2001. This information constitutes the Company's current estimates based on a number of assumptions. The estimates are based on the Company's historical operating performance and trends, estimates of oil and gas reserves at December 31, 2000, the Company's planned capital and operating budget for 2001 and current expectations for oil and gas production, gas trading activities, hedged positions, tax rates and expenses. The following estimates reflect our view of continuing operations only. The 2001 estimates were prepared assuming that demand, curtailment and general market conditions for oil and gas will be substantially similar to those experienced during 2000. We do not account for the potential impact of acquisitions or divestitures except to the extent the transactions are complete or near enough completion that it is more likely than not to be completed. We caution you that the estimates set forth below are given as of the date hereof only and are based on currently available information. We are not assuming any obligation to update any information contained herein.

         All of the estimates and assumptions included in this document are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We believe that the forward-looking statements are based on reasonable assumptions but no assurances can be given that our expectations will be met. Actual results may differ materially due to a number of risks and uncertainties, including but not limited to:

           o  COMMODITY PRICE CHANGES, INCLUDING LOCAL AND REGIONAL VARIATIONS;

           o RISKS AND PROBLEMS INCIDENT TO THE DRILLING AND OPERATION OF OIL AND GAS WELLS, SUCH AS DRILLING DIFFICULTIES OR DELAYS, WELL EXPLOSIONS OR OTHER DISASTERS, ENVIRONMENTAL RISKS, AND LACK OF CONTROL OVER TIMING OF EXPENDITURES ON THIRD-PARTY OPERATED PROPERTIES;

           o  CHANGES IN PRODUCTION AND DEVELOPMENT COSTS;

           o  CHANGES IN DRILLING SUCCESS RATES;

           o  CHANGES IN LAWS AND OTHER REGULATORY ACTIONS;

           o  CHANGES IN EXCHANGE RATES;

           o  RISKS INCIDENT TO HEDGING ACTIVITIES;

           o  CHANGES IN INTEREST RATES AND CAPITAL MARKET CONDITIONS;

           o  CHANGES IN GENERAL ECONOMIC CONDITIONS;

           o  COMPETITION FROM OTHERS IN THE ENERGY INDUSTRY;


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           o  THE UNCERTAINTY INHERENT IN ESTIMATES OF OIL AND GAS RESERVES AND
              PRODUCTION RATES;

           o  UNUSUAL OR INFREQUENT ITEMS THAT ARE NOT SUSCEPTIBLE TO ESTIMATES;


         For additional information concerning important factors that may cause actual results to differ materially from those estimated, see the Company's Form 10-K for the year ended December 31, 2000. Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars.

                  Oil and gas prices have fluctuated significantly in recent years in response to numerous economic, political and environmental factors and we expect that commodity prices will continue to fluctuate significantly in the future. Changes in commodity prices could significantly affect our expected operating results. In addition to directly effecting revenues, price changes can affect expected production because production estimates necessarily assume that oil and gas can profitably be produced at the assumed pricing levels.

Production estimates
--------------------

                                     Third Quarter 2001               Annual 2001
                                ---------------------------   ---------------------------
                                  U.S.    Canada     Total      U.S.    Canada     Total
                                -------   -------   -------   -------   -------   -------
Natural gas (Mcfpd) .........   149,500    19,000   168,500   152,500    20,500   173,000
Natural gas liquids (Bonglpd)     2,850       380     3,230     2,950       400     3,350
Oil (Bopd) ..................     1,620       420     2,040     1,830       440     2,270
                                -------   -------   -------   -------   -------   -------
 Total equivalent (Mcfepd) ..   176,320    23,800   200,120   181,180    25,540   206,720

Total production (Mmcfe) ....    16,200     2,200    18,400    66,100     9,300    75,500


         The above production estimates, for the periods indicated, reflect the Company's current projections related to timing of online dates for new wells from development drilling, in-service dates for new gathering and processing facilities and incorporates the sale of non-core oil and gas properties which have been completed or are near completion. The Company's combined total oil and gas production estimate of 75.5 Bcfe for 2001 is approximately 21% higher than 2000.


Gas price hedges
----------------

                  The Company has not entered into any additional commodity price hedges since our previous guidance filed in Form 8-K on May 8, 2001 or again disclosed in our most recent Annual Report on Form 10-K, filed March 13, 2001. The Company has unwound the majority of the hedges it had assumed with the Stellarton acquisition.

         Depending on various circumstances, the Company may periodically enter into additional financial derivatives that would hedge expected crude oil and natural gas production.

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Marketing, gathering, processing margin
---------------------------------------

         The Company's marketing group earns a margin from the sale of Tom Brown's working interest gas production and the purchase and resale of third party gas. The Company has completed the sale of certain non-strategic gathering and processing assets. Including the effect of the gathering and processing property asset sales the Company expects the marketing, gathering and processing margin to average $2.0 to $2.5 million per quarter for the remainder of 2001.


Oil and gas production costs
----------------------------

         The Company's consolidated lease operating expense is expected to average $0.43-$0.45 per Mcfe for the remainder of 2001. Production taxes are estimated to average 8.5-9.5 percent of wellhead oil and gas sales revenue.


Exploration costs/Impairment of leasehold cost
----------------------------------------------

         Exploration expense can fluctuate significantly quarter to quarter, depending on the timing of exploratory expenditures and the recognition of wells as either productive or dry holes. The forecasting of these expenditures are inherently inaccurate. Based upon planned activity levels we estimate exploration cost in the range of $25-30 million for the remaining two quarters of 2001. The Company is also budgeting $1.2 million per quarter for amortization of impairment of leasehold cost.


Depreciation, depletion and amortization
----------------------------------------

         Depreciation, depletion and amortization (DD&A) rate for the Company's consolidated operations is expected to be $0.90-$0.95 per Mcfe for the remainder of 2001.



General and administrative expense
----------------------------------

         The Company expects its consolidated general and administrative (G&A) expense per Mcfe to be in the range of $0.23-$0.25.


Interest expense
----------------

         The Company's borrowings outstanding at the end of the second quarter 2001 totaled approximately $97 million. Based upon current LIBOR rates the Company is assuming effective interest cost will average between 6.5%-7.5% for the remainder of 2001.



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Provision for income taxes
--------------------------

         Provision for income taxes of pre-tax earnings is expected to be approximately 37%. Approximately one-half of the total tax provision is projected to represent taxes currently payable.


2001 Capital Budget
-------------------

         The 2001 capital expenditures are expected to be in the range of $230-$250 million. This is an increase of $45 million from the estimate provided in the May 9, 2001 8-K filing which projected total outlays of $185-$205 million. The Company has received proceeds from non-core property sales in excess of $40 million, therefore, the projected capital expenditures net of sales proceeds is in the range of $190-$210 million. Nearly half of the increased spending is being directed to exploration activities and facilities. The expected 2001 capital budget represents a 110-125% increase over 2000 (for the period excluding acquisitions).

         The spending will be funded out of the Company's discretionary cash flow and sale of non-core assets based on anticipated commodity prices and is subject to change if market conditions shift or new opportunities are identified.